# PERFORMER CONTRACT
FOR INDEPENDENT PRODUCTION
1999 - 2002 B.C. MASTER PRODUCTION AGREEMENT

*Blood: A Butcher's Tale*
100264a-01

UNION OF B.C. PERFORMERS
400 - 856 HOMER STREET
VANCOUVER, B.C.
V6B 2W5
TEL #: (604) 689-0727
FAX #: (604) 689-1145

1

PRODUCTION COMPANY: Pacific Gold Entertainment, Inc.

WITH OFFICES AT (ADDRESS): 7 – 534 Cambie Street, Vancouver, BC, V6B 2N7

TELEPHONE #: 778-786-2035 FAX #: 604-633-2703

PRODUCTION REPRESENTED BY (NAME): Michael George TITLE: Producer

CONTRACTS WITH (PERFORMER'S COMPANY NAME, IF APPLIES): Big Hammer Entertainment Inc. TO PROVIDE THE SERVICE OF:

PERFORMER'S NAME: **Aaron Douglas** CITIZENSHIP: Canadian TEL #: c: 604-970-7237

UBCP/ACTRA MEMBER: ☐ NO ☒ YES: MBR. #: 2769 S.I.N. #: 724 694 351 G.S.T.#: 861707511

ADDRESS: c/o agent

POSTAL CODE: DATE OF BIRTH: IF CHILD, LEGAL GUARDIAN:

PERFORMER'S AGENT/REPRESENTATIVE: Russ Mortensen @ Pacific Artists

ADDRESS: 685 – 1285 West Broadway, Vancouver, BC V6H 3X8 TEL #:604-688-4077

IN THE PRODUCTION ENTITLED: BLOOD: A BUTCHER'S TALE

**NATURE OF PRODUCTION**

INDICATE DECLARED USE - CHECK ONE ONLY: (SEE CLAUSE C101)

☒ THEATRICAL ☐ FREE TELEVISION ☐ PAY TELEVISION ☐ CABLE TELEVISION ☐ VIDEO ☐ OTHER:

LENGTH OF PRODUCTION: 90 MINUTES SERIES, TOTAL # OF EPISODES: na

# OF EPISODES GUARANTEED TO PERFORMER: na EPISODE #'S: na

**NATURE OF EMPLOYMENT**

ROLE: **Sam Murphy** PERFORMANCE CATEGORY (S): LEAD (PRINCIPAL)

GUARANTEED DATE(S) OF EMPLOYMENT (SPECIFY DAY, MONTH, YEAR): March 17-21, 23-28, 30, 31, April 1–3, 2007

☐ ADR/OFF-CAMERA SESSION

FEES: DAILY: $600.00 HOURLY RATE: $69.77 OVERTIME: 1.5 RATE: $104.66 2.0 RATE: $139.55 WEEKLY: $na

SERIES ADJUSTMENT: na % BASED ON: na LIVING EXPENSES $ na PER DIEM na

LOCATIONS: Vancouver

TRANSPORTATION: TRAVEL TIME: $ na PER HOUR na MILEAGE ALLOWANCE: na PER KM

OTHER TRANSPORTATION EXPENSES: na

CREDIT/ BILLING: First position / Above Title / Separate Card, all other characteristics at Producer's discretion

OTHER CONTRACTUAL OBLIGATIONS: see attached deal memo and rider

THERE IS ☒ IS NOT ☐ A RIDER ATTACHED.

**ADDITIONAL RELEASE RIGHTS**

In addition to the rights included under "Declared Use" (as per clause C101) indicated above, the Producer hereby purchases, by a further pre-payment of the Performer's total Net Fees, the following additional release rights:

☐ PRE-PAYMENT OPTIONS or ☐ DEFERRED PREPAYMENT for Presentation Programs only as per Article B205 (please check one (1) box below)

☐ 130% for Theatrical films, all uses for four (4) consecutive years
☐ 105% for Free Television Long Form Programs, all uses except Theatrical for four (4) consecutive years
☐ 105% for Cable Television Long Form Programs, all uses except Theatrical for five (5) consecutive years
☐ 105% for Free Television Series or Cable Television Series, all uses except Theatrical for five (5) consecutive years
☐ 105% for All Other Media Enumerated in C101, all uses except Theatrical for four (4) consecutive years

OR

ADVANCE OPTION (NOTE: The Advance Option is only available by specificconsent of the Union, see Article C401 of the 1999-2002 BCMPA)

☐ 100% Non-Refundable Advance of Net Fees against 3.6% of Distributors' Gross Revenue
☐ 75% Non-Refundable Advance of Net Fees against 4.6% of Distributors' Gross Revenue
☒ 50% Non-Refundable Advance of Net Fees against 5.6% of Distributors' Gross Revenue
☐ 25% Non-Refundable Advance of Net Fees against 6.6% of Distributors' Gross Revenue

The Parties to this Contract warrant that they have familiarized themselves with the provisions of the Collective Agreement and are bound by its terms. The Performer authorizes the Producer to make such deductions from his/her fees as are stated in the Collective Agreement or the Constitution and By-laws of the Union and to direct such deductions to the Union of B.C. Performers. This Performer Contract is void if no Collective Agreement is in force between the UBCP and the Producer.

SIGNATURE OF PERFORMER
AARON DOUGLAS
PLEASE PRINT NAME
DATE MARCH 16, 2007

SIGNATURE OF PRODUCER
MICHAEL GEORGE
PLEASE PRINT NAME
DATE March 16, 2007

☐ PERFORMER'S COPY ☐ PRODUCER'S COPY ☐ UNION'S COPY

## PERFORMER RIDER

1. SERVICES

(a) Subject to terms herein, Aaron Douglas ("Performer") agrees to furnish services as a performer to portray the role of "Sam Murphy" in connection with a feature film currently entitled "Blood: A Butcher's Tale" ("Picture") and to comply with all reasonable directions, requests, rules and regulations of Pacific Gold Entertainment, Inc. ("Producer") in relation to such services;

(b) Performer's services shall commence on approximately March 17, 2007 ("Start Date") for principal photography of the Picture for a guaranteed period of **sixteen (16)** days, and thereafter for as long as Producer may reasonably require in connection with the performance of Performer's role in the Picture, subject to Performer's availability. Performer is not available from April 10 through 23, 2007.

(c) Subject to Performer's professional availability, Performer shall render post-production services in connection with the Picture as are customarily rendered by actors on first-class motion pictures and as Producer may reasonably require, such post-production services to include, without limitation, looping or post-synchronization, gallery shoots, customary publicity, dubbing, retakes, added scenes and re-shooting for the Picture ("Looping and Dubbing Services").

(d) Performer's services hereunder will be rendered in such locations as Producer reasonably determines.

2. FEES

(a) On condition that Performer performs all of his obligations and requirements hereunder, Producer agrees to pay Performer as full consideration for all his services and rights granted to Producer hereunder, the sum of **CDN$600.00** per day of actual work (the "Minimum Compensation"), with a total guarantee of **CDN$9,900.00** (the "Fee"). Overtime, if any, shall be calculated at the rate of Principal Performer, as determined by the Union of British Columbia Performers ("UBCP") Master Production Agreement.

(b) In addition, in accordance with the terms negotiated with UBCP regarding Participation in Distributor's Gross Revenue, Producer agrees to prepay Performer a 50% advance of Fees against 5.6% Distributor's Gross Revenue ("DGR"). Upon distribution, UBCP will be responsible for the further distribution of DGR.

(c) Performer will pay any claim, penalty, assessment, fee, tax, source deduction or other levy as required by CPP, EI, Revenue Canada, or any other governmental body whether federal, provincial, or municipal (not including WCB) in connection with his services under this agreement. Performer agrees to indemnify and hold harmless Producer, its partners, co-producers, shareholders, directors, officers, employees, licensees and assigns from and against any and all taxes which may be imposed and liabilities, including judgments, penalties, interest, damages, costs and expenses, including legal expenses, which may be occasioned by the failure to deduct and withhold from the Minimum Compensation any amounts required to be deducted or withheld pursuant to any legislation or guild agreement.

(d) Contingent Compensation: In addition to the aforementioned compensations payable under Clause 2(a) and (b), subject to the production and release of the Picture and subject to the performance of Performer's obligations hereunder, Performer shall be entitled to receive as Contingent Compensation an amount equal to five percent (5%) of the Net Profits of the Picture, if any.

(e) Net Profits Definition: "Net Profits" (also known in the industry as "Adjusted Gross Proceeds") shall be computed, defined, accounted for and paid to Performer after deducting from "gross receipts" all "distribution expenses" and "costs of production" which terms mean for the purposes hereof, the following and which shall be defined on a most favoured nations basis with all other Net Profits participants as follows:

(i) "gross receipts" shall be defined as the aggregate of all sums actually received from all sources by or credited to Producer, its parents and subsidiaries or any entity acting on its behalf from the worldwide exploitation in all forms or media including, but not limited to all forms of theatrical, non-theatrical, television and home video, interactive or internet media, now known or hereafter devised, and soundtrack of the Picture in perpetuity. There may be excluded from the gross receipts any sums received and thereafter actually refunded, and if any such sums shall have theretofore been taken into account, then an amount equal to the sum refunded shall be deducted from subsequent receipts; any withholding taxes actually paid in respect of the Picture; and any and all receipts which are refundable until earned or forfeited (but all non-refundable advances or advances which are subject only to delivery or the passage of time shall be included in gross receipts);

(ii) "distribution expenses" shall be defined to mean all actual out-of-pocket verifiable third-party fees and expenses incurred or paid by the Picture's distributor ("Distributor") in connection with selling, exploiting and distributing the Picture, and including, without limitation, costs of VTR tapes, dubs and containers and/or prints, wheels and cans, satellite rental charges, advertising and promotional expenses, repeat, residual, reuse and rerun payments, all taxes (other than income taxes), dubbing costs, insurances costs, collection costs, outside litigation and defense costs, and all other direct out-of-pocket verifiable third-party costs and expenses incurred in connection with the Picture; provided that there shall be no double deduction of expenses (i.e. if deducted by Distributor in its accounting to Producer, Producer will not deduct again in accounting to Performer). Distribution expenses shall not include Producer's overrides, Producer's distribution fees, Producer's distribution expenses or supervisory fees paid to Producer.

(iii) "costs of production" shall be defined to mean all direct out-of-pocket third-party costs incurred or paid on connection with the production of the Picture, including but not limited to, all such direct cost, (excluding overhead fees), any commissions payable to third parties and actual interest on production costs, at the rate charged to Producer with no double inclusion of costs; and

(iv) Net losses arising in connection with any accounting period reported hereunder may be applied against gross receipts derived in another period(s).

(f) Disbursements of Revenue: Accumulated revenues from theatrical, broadcast, DVD and ancillary will be dispersed through quarterly reporting through Pacific Gold Entertainment's in house accountant. Two weeks notice is required if Net Profit participants request an audit for reports. All Net Revenues are consolidated and dispersed according to percentage of participants.

3. UNION JURISDICTION

Performer agrees that his services under this Agreement will be rendered under the jurisdiction of the UBCP Master Production Agreement. The terms of the UBCP Master Production Agreement shall prevail where they conflict with the terms of this Agreement.

4. PERFORMER AVAILABILITY

Producer agrees to make best efforts to release Performer at 6:30pm at the latest, on nights the Vancouver Canucks are playing in Vancouver, if Performer is engaged to work. At this time, these dates are scheduled as follows: March 17, 21, 25, 31, April 3 and 5, 2007. Producer also agrees to release Performer on Monday afternoons at 12:30pm till 4:30pm, provided Performer returns to set upon completion of teaching duties.
No casual or inadvertent failure of Producer or the failure of others to comply with the provisions of this paragraph shall constitute a breach of this Agreement.

5. GRANT OF RIGHTS/NO INJUNCTION

(a) Performer acknowledges and agrees that Producer shall own forever and throughout the universe all rights of any kind or nature, whether now known or hereafter devised, in and to and derived from the results and produced product of Performer's services hereunder and all material contained there and all medium forms and exploitation now known and hereafter developed, including all forms of interactive and multi-media products, it being acknowledged that the product of Performer's services hereunder is a work made for hire for all purposes, including but not limited to copyright. Performer grants Producer the exclusive right to photograph, tape and record by any method now known or hereafter devised all of his performances, acts, poses, characterizations, plays and appearances of every kind of nature made or done pursuant to this Agreement and to reproduce, transmit, exhibit, broadcast and exploit same (as well as for purposes of advertising and publicity) in all media and forms of exploitation now known or hereafter developed including all forms of interactive and multi-media products throughout the universe in perpetuity, with no additional compensation or consideration due to Performer except as expressly set forth herein or as provided for under the UBCP Master Production Agreement.

(b) Performer acknowledges and agrees that if any time Producer or its assignees or licensees are alleged to be in breach or default of any provision of this Agreement, the sole remedy with respect to such breach or default shall be limited to a claim for money damages in an action at law and neither Performer nor any party claiming in his place shall be entitled to rescind or terminate this Agreement or to apply for, obtain, or enforce any injunctive, equitable, or other relief of any nature whatsoever which would in any manner

prohibit, prevent, restrict, impede, delay or otherwise interfere with the complete and unfettered exercise by Producer and its assignees and licensees of all rights and licenses granted herein, including the production, distribution, advertising and general exploitation of the Picture and all elements and rights herein.

(c) The parties agree that if any clip or shot from the Picture is used in a video game, the Performer and the Producer will negotiate separately and in good faith for the use of such lifts.

6. CREDIT

Provided that Performer fully performs all of the services and obligations required to be performed by him under this Agreement, Performer shall be accorded the following credit:

(i) On screen above the title of the Picture, in the main titles (i.e. where the individual credits for the principal cast and the director appear) of the Picture on a separate card in first position. All other aspects of Performer's credit shall be at Producer's discretion.

(ii) In all paid advertising for the Picture issued by or under the control of the Producer (subject to the customary exclusions of each distributor/broadcaster of the Picture), above the title of the Picture, in first position. Notwithstanding the foregoing, the Player shall receive such credit in all excluded advertising issued by or under the control of Producer in which any other cast member is accorded credit, other than award, nomination, congratulatory, institutional or film market or festival advertising.

No casual or inadvertent failure of Producer or the failure of others to comply with the provisions of this paragraph shall constitute a breach of this Agreement. Provided that Performer notifies Producer or Producer's failure to accord Performer a credit as provided in this Section 5, Producer shall undertake reasonable efforts to correct such failure on a prospective basis on all positive prints not yet made and advertisements not yet placed which are under Producer's control.

7. DRESSING FACILITY

Performer shall be provided with the use of a dressing facility, no less favorable than that accorded to any other of the cast members, with best efforts made for best on-set accommodations.

8. NUDITY

Producer will consult with Performer in regards to his approval of the following:

(a) NUDITY / SEX ACTS: It is understood between the parties that, with respect to the services to be rendered by Performer, for the consideration set forth in this Agreement, such services shall require Performer to appear nude and/or semi-nude, and/or perform designated sexual act(s), as the case may be, in the Picture. The general description of the extent of such nudity, and the type of physical contact required in such designated sex acts, is as follows:

(i) Sam sleeps with his fiancée, Darcy,
(ii) Sam snuggles and kisses Darcy, making his way down to her neck, looking for bite marks,
(iii) Sam and Lily kiss and embrace as though they are about to have sex,
(iv) Sam undresses, turns on the meat grinder, and commits suicide as his body gets fed through the grinder.

(b) PERFORMER'S CONSENT: Performer agrees and consents to render the services set forth above and hereby affirms that Performer agrees to appear nude and/or semi-nude and to perform such designated sex act(s), subject to the following:
   (i) all nude scenes of the Picture will be on a closed set;
   (ii) no still photos of any nude scene will be taken or reproduced without the written consent of the Performer; and
   (iii) there will be no wireless feed of any nude scene.

9. NAME AND LIKENESS
Performer grants to Producer the right, in perpetuity and throughout the universe, to use Performer's name, biography and likeness, in connection with the production, exhibition, advertising and other exploitation of the Picture (including, without limitation, documentaries, featurettes, promotional films, and so-called "behind the scenes" programming and interviews) and all subsidiary and ancillary rights therein, in perpetuity, throughout the universe and in any and all media, whether now known or hereafter devised, including without limitation, all merchandising, recordings (in any configuration) containing any material derived from the Picture, all or any part of the soundtrack of the Picture and publications (including music folios).

10. MERCHANDISING
Producer is also granted the further exclusive right and license, but only in connection with the role portrayed by Performer in the film to use and to license to use Performer's name, sobriquet, photograph, likeness, caricature and/or signature (collectively referred herein as "name and likeness") in and in connection with any merchandising and/or publishing undertakings, with the exception of merchandising and/or publishing undertakings related in any manner to alcohol, tobacco, personal hygiene, politics, or sexual products. In consideration therefore, Producer shall pay Performer five percent (5%) of Producer's Net Profits of Merchandising for the use of such name or likeness on merchandising and publishing items that utilize Performer's name and likeness, other than in a listing of cast credits.

11. PROMOTIONS
Performer agrees, subject to the Performer's prior conflicting professional commitments, to participate in such promotional activities, including, without limitation, television and radio appearances, photo sessions, interviews, appearances at domestic premieres and similar activities, as the Producer may reasonably request and the Guaranteed Compensation specified in Paragraph 2 hereof shall also constitute full and complete consideration to the Performer for such services. The Producer shall either provide the Performer, as the case may be, with, or reimburse the Performer for (as Producer shall determine), the cost of the following in connection with the Performer's services at any place outside of Vancouver, BC ("Location"). The Performer acknowledges the importance of conducting such promotional and publicity services, and agrees to cooperate fully in connection therewith.

12. PUBLICITY
Performer shall not authorize, consent to, circulate, publish or otherwise disseminate any news articles or other publicity of any kind relating directly or indirectly to Performer's engagement, the Picture or the services to be rendered by others in connection with the Picture, unless the same are first approved by the Producer. Performer may, however, disseminate publicity which contains his name and incidentally identify the Picture and services Performer rendered thereon so long as such publicity is not an advertisement for the Picture and does not contain any material which is derogatory in nature to Producer,

the Picture or any party rendering services in connection therewith; provided, however, that Performer shall not issue any publicity which mentions the Picture or any newsworthy event related to the Picture until Producer has first issued its own press release regarding the Picture or such newsworthy event.

13. DISABILITY/DEFAULT

In this part:

(a) "disability" means Performer is incapacitated or prevented from fully performing or complying with Performer's obligations under this Agreement because of illness, mental or physical, or Performer has any facial, physical or other impairment to Performer's likeness or voice;

(b) "default" exists at any time where Performer breaches any provision of this Agreement or if Performer at any time fails, refuses or neglects to render services or obligations under this Agreement to the full limit of Performer's ability as, when and where required by Producer;

(c) an event of "force majeure" shall be deemed to exist whenever Producer's production operations are materially interrupted, impaired or discontinued by reason of so-called "force majeure" events, including but not limited to fire, labour controversy and acts of God and also includes failure of the Producer, director or any other key production personnel or any main character in the cast to perform for any reason or any other occurrence beyond Producer's control.

In the event of disability, default or force majeure at any time during the term of this Agreement or renewal, then notwithstanding anything contrary contained in this Agreement, Performer's employment hereunder shall be automatically suspended. Unless expressly provided to the contrary in the UBCP Master Production Agreement, no compensation shall accrue or be payable to Performer during any such period of suspension. Any suspension shall continue until the cause thereof has ceased to exist or until the expiration of the maximum period which Producer is permitted to suspend Performer's services pursuant to the UBCP Master Production Agreement, whichever first occurs.

Producer shall have the right, at its election, by notice given to Performer at any time during the term of this Agreement, to extend this Agreement by a period of time equal to or less than the aggregate period for suspension.

If any default occurs, Producer shall have the right, at its election, to terminate this Agreement, either during the continuance of such default or within a reasonable time thereafter. In the event of Performer's disability, Producer shall have the right, at its election, to terminate this Agreement at any time after the continuance of such disability for more than four consecutive days or an aggregate of eight days or more during the period of Performer's employment in relation to the Picture. If any event of force majeure occurs, Producer shall have the right, at its election, to terminate this Agreement at any time after the continuance of such force majeure for a period or aggregate of periods in excess of four weeks of Performer's employment in relation to the Picture.

**DEAL MEMO**

| | | | |
|---|---|---|---|
| DATE: | March 16, 2007 | | |
| RE: | **"Blood: A Butcher's Tale"** | | |
| PRODUCERS: | Mark Tuit, Michael George | DIRECTOR: | Mark Tuit |
| COMPANY: | Pacific Gold Entertainment, Inc. | | |
| ADDRESS: | #7 – 534 Cambie Street<br>Vancouver, BC, V6B 2N7 | | |
| PHONE: | 778-786-2922 | FAX: | 604-633-2703 |
| ACTOR: | **Aaron Douglas** | | |
| COMPANY: | Big Hammer Entertainment Inc. | | |
| ADDRESS: | c/o agent | | |
| PHONE: | 604-970-7237 | | |
| BIRTHDATE: | NA | | |
| SIN: | 724 694 351 | | |
| GST: | 861707511 | | |
| UBCP#: | 2769 | | |
| ROLE: | **SAM MURPHY** | | |
| CATEGORY: | Lead | | |
| AGENCY: | Pacific Artists | AGENT: | Russ Mortensen |
| ADDRESS: | 685 – 1285 West Broadway<br>Vancouver, BC V6H 3X8 | | |
| AGENT PHONE: | 604-688-4077 | AGENT FAX: | 604-688-4076 |
| START DATE: | On or around March 17, 2007 | | |
| GUARANTEE: | Sixteen days | | |
| DEAL: | $600.00 a day plus 50% residuals prepayment, straight time and overtime at union principal rate. | | |
| LOCATION: | Vancouver, British Columbia. Canada | | |
| TRANSPORTATION: | Self | | |
| DRESSING ROOM: | Best available on-set accommodations. / MFN with other leadcast | | |
| BILLING: | First position / Above Title / Separate Card, all other characteristics at Producer's discretion. | | |
| SCREENER: | (1) One DVD copy of the final product when available. | | |
| ADDITIONAL: | Please see attached rider. | | |

**Pacific Gold Entertainment, Inc.**

Per: [signature]

Print name: MICHAEL GEORGE

**Performer**

Per: [signature] per Aaron Douglas

Print name: ____________________